Exhibit 5.1

June 29, 2010

Board of Directors

Bioject Medical Technologies Inc.

20245 SW 95th Avenue

Tualatin, OR 97062

(503) 692-8001

We have acted as counsel for Bioject Medical Technologies Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the issuance of 1,500,000 shares of common stock (the “Option Shares”) of the Company pursuant to the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan (the “Option Plan”) and 500,000 shares of common stock (the “401(k) Shares”) of the Company pursuant to the Bioject Inc. 401(k) Retirement Benefit Plan (the “401(k) Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the state of Oregon; and

2. The Option Shares have been duly authorized and, when issued in accordance with the Option Plan, will be legally issued, fully paid, and nonassessable.

3. The 401(k) Shares have been duly authorized and, when issued in accordance with the 401(k) Plan will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ STOEL RIVES LLP

STOEL RIVES LLP